EX-99.B16

             SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                    VANGUARD PREFERRED STOCK FUND, INC.

1. Average Annual Total Return (As of October 31, 1996)

            n
   P (1 + T)  = ERV


Where:     P  =  a hypothetical initial payment of $1,000
           T  =  average annual total return
           N  =  number of years
         ERV  =  ending redeemable value at the end of the period

EXAMPLE:
One Year
           P  =  $1,000
           T  =  +8.04%
           N  =  1
         ERV  =  $1,080.37

Five Year
           P  =  $1,000
           T  =  +9.52%
           N  =  5
         ERV  =  $1,575.33

Ten Year
           P  =  $1,000
           T  =  +8.73%
           N  =  10
         ERV  =  $2,308.48

2. YIELD (30 Days Ended October 31, 1996)

            a - b     6
Yield = 2 [(----- + 1)  - 1]
            c X d

Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

Example    a = $1,782,954.44
           b = $88,111.83
           c = 29,658,021.1199
           d = $9.66
       Yield = 7.21%


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